Shiloh Industries Reports Second Quarter 2009 Results

VALLEY CITY, OH -- (Marketwire - May 26, 2009) - Shiloh Industries, Inc. (NASDAQ: SHLO) today reported its financial results for the second quarter 2009.

Second Quarter 2009 Results

--  Second quarter sales of $62.2 million
--  Net loss of $6.2 million or $.38 per share
--  Charge for restructuring and asset impairment of $2.5 million or $.11 per share related to plant closure and actions to rationalize capacity and align Shiloh's business to current and projected market demand
--  Reduced debt by $9.5 million to $53.7 million
--  Improved liquidity to $59.7 million

"The business conditions during the quarter were extremely challenging due to the significant reduction in automotive production levels, the effects of which are reflected in our second quarter results," said Ted Zampetis, President and CEO. "Our entire management team continues to take actions to mitigate those challenges and is focused on aligning our business with current industry trends."

Sales for the second quarter ended April 30, 2009 were $62.2 million, a reduction of 52.4% from the $130.6 million in the second quarter of fiscal 2008. During the second quarter of fiscal 2009, the car and light truck production volumes of the North American automotive industry declined by 45.2% and the production volumes of the traditional domestic manufacturers declined by 45.8%. The heavy truck and lawn and garden markets that the Company also supplies experienced significant production declines as well.

For the second quarter of fiscal 2009, the Company reported an operating loss of ($8.5) million compared to operating income of $4.7 million in the second quarter of fiscal 2008. The combined effects of reduced sales volumes, lower recovery value of engineered scrap material and the impairment and restructuring charges reported in the second quarter of fiscal 2009 compared to the prior year, caused the significant decline in operating income. In response to industry conditions, the Company reduced its variable Manufacturing expenses and its Selling, General and Administrative costs by $16.1 million, or 37.4% from the prior year level.

Interest expense decreased by $0.4 million from the prior year due to lower debt levels and lower average borrowing rates as compared to the prior year.

First Six Months 2009 Results

For the first six months of fiscal 2009, the Company reported a net loss of ($12.4) million, or ($0.76) per share (diluted), compared to net income of $3.6 million, or $0.22 per share (diluted) in the first six months of fiscal 2008. Sales for the first six months of fiscal 2009 of $125.3 million were 52.8% below the sales of the first half period of the prior year. The reduced sales volume reflects the effect of the lower automotive industry-wide sales volume and the resulting lower vehicle build schedules. Variable manufacturing expenses were reduced by 38.3% for the first six months of fiscal 2009 compared to the same period of the prior year. Selling, General, and Administrative costs were reduced by 27.3%.

Operating income for the first six months of fiscal 2009 was a loss of ($16.9) million, compared to operating income of $8.6 million for the first six months of fiscal 2008.

Interest expense decreased by $0.9 million as a result of lower interest rates and borrowing levels compared to the prior year six months period.

In commenting on the results of the second quarter of fiscal 2009, Theodore K. Zampetis, President and CEO, said, "Our business continues to be adversely effected by the dramatic downturn in production volumes. Our entire management team is focused on cost reduction and alignment of capacity with current market demand. The consolidation of manufacturing facilities combined with other cost reduction initiatives will enable us to lower our break-even point and emerge from this low level of production with a more competitive cost structure. However, the Chrysler bankruptcy and the related plant closings by Chrysler during the bankruptcy period, as well as the General Motors announced production cutbacks for May, June, and July in their North American automotive operations, will adversely impact our operating performance during the third quarter of fiscal 2009.

"During the second quarter, we continued to focus on what we can control, including break-even point reduction, effective working capital management, capital investment efficiency, new business development projects, and intense new program launch preparations. These operating priorities contributed to our ability to generate positive cash flow for the quarter and reduce debt to $53.7 million, a reduction of $9.5 million for the quarter and $17.2 million for the first six months of fiscal year 2009. At quarter end, we are in compliance with the financial covenants of the Company's credit agreement. However, due to the substantial reduction in industry production volumes, we have initiated discussions with the members of our lending group to address potential future covenant issues."

Mr. Zampetis concluded, "In spite of the currently poor economic climate, we continue to pursue new business development opportunities that are now present in the automotive and non-automotive markets. We have recently been awarded business that was resourced as a result of supplier consolidation and we are watchful for similar opportunities that lie ahead."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 725.

A conference call to discuss second quarter 2009 results will be held on May 26, 2009, at 11:00 a.m. (ET). To listen to the conference call, dial (877) 718-5098 approximately five minutes prior to the start time and request the Shiloh Industries second quarter 2009 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)

                                    (Unaudited)           (Unaudited)
                                 Three months ended     Six months ended
                                      April 30,             April 30,
                                   2009       2008       2009       2008
                                 --------   --------   --------   --------
Revenues                         $ 62,239   $130,648   $125,261   $265,542
Cost of sales                      63,381    118,400    130,658    242,539
                                 --------   --------   --------   --------
  Gross profit (loss)              (1,142)    12,248     (5,397)    23,003
Selling, general and
 administrative expenses            4,857      6,617      9,843     13,538
Asset impairment charges, net       1,633        897        714        897
Restructuring charges                 906         --        906         --
                                 --------   --------   --------   --------
  Operating income (loss)          (8,538)     4,734    (16,860)     8,568
Interest expense                      568        971      1,387      2,265
Interest income                        13          4         25         14
Other income (expense), net            35        (21)       247         (6)
                                 --------   --------   --------   --------
  Income (loss) before income
   taxes                           (9,058)     3,746    (17,975)     6,311
Provision (benefit) for income
 taxes                             (2,826)     1,738     (5,608)     2,720
                                 --------   --------   --------   --------
Net income (loss)                $ (6,232)  $  2,008   $(12,367)  $  3,591
                                 ========   ========   ========   ========

Income (loss) per share:
  Basic income (loss) per share  $  (0.38)  $   0.12   $  (0.76)  $   0.22
                                 ========   ========   ========   ========
  Diluted income (loss) per
   share                         $  (0.38)  $   0.12   $  (0.76)  $   0.22
                                 ========   ========   ========   ========

Weighted average number of
 common shares:
  Basic                            16,356     16,356     16,356     16,355
                                 ========   ========   ========   ========
  Diluted                          16,356     16,480     16,356     16,479
                                 ========   ========   ========   ========

CONTACT:
Kevin Bagby
Vice President Finance
and Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600